SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

      INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*

                          Universal Display Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    91347p105
                                    ---------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]   Rule 13d-1(b)

        [X]   Rule 13d-1(c)

        [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 2 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Cavallo Capital Corp.
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
     (See Item 6)                                           (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     New York
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              -0-
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            975,747 (See Item 4)
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           -0-
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                975,747 (See Item 4)
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     975,747 (See Item 4)
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5%(See Item 4)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     CO
_____________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 3 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Pine Ridge Financial, Inc.
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
     (See Item 6)                                           (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              -0-
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            603,521 (See Item 4)
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           -0-
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                603,521 (See Item 4)
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     603,521 (See Item 4)
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.8%(See Item 4)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     CO
_____________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 4 of 10
_____________________________________________________________________________
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     First Investors Holding Co., Inc.
_____________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) [X]
     (See Item 6)                                           (b) [ ]
_____________________________________________________________________________
3    SEC USE ONLY
_____________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION
     British Virgin Islands
_____________________________________________________________________________

NUMBER OF      5    SOLE VOTING POWER

SHARES              -0-
               ______________________________________________________________
BENEFICIALLY   6    SHARED VOTING POWER

OWNED BY            372,226 (See Item 4)
               ______________________________________________________________
EACH           7    SOLE DISPOSITIVE POWER

REPORTING           -0-
               ______________________________________________________________
PERSON         8    SHARED DISPOSITIVE POWER

WITH                372,226 (See Item 4)
_____________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     372,226 (See Item 4)
_____________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                       [ ]
_____________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.7%(See Item 4)
_____________________________________________________________________________
12   TYPE OF REPORTING PERSON*

     CO
_____________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 5 of 10

Item 1(a). Name of Issuer:
           Universal Display Corporation (the "Company").

Item 1(b). Address of Issuer's Principal Executive Offices:
           375  Phillies Boulevard, Ewing, New Jersey 08618.

Item 2(a). Name of Persons Filing:
           Cavallo Capital Corp. ("Cavallo")
           Pine Ridge Financial, Inc. ("Pine Ridge")
           First Investors Holding Co, Inc. ("First Investors")

Item 2(b). Address of Principal Business Office or, if None, Residence:
           Cavallo:
           --------
           660  Madison Avenue, 18th floor, New York, NY 10021.
           Pine Ridge:
           -----------
           Gonzalez-Ruiz & Aleman (BVI) Limited, Wickhams Cay I, Vanterpool
           Plaza,
           P.O. Box 873, Road Town, Tortolla, BVI.
           First Investors:
           ---------------
           Gonzalez-Ruiz & Aleman (BVI) Limited, Wickhams Cay I, Vanterpool
           Plaza,
           P.O. Box 873, Road Town, Tortolla, BVI.

Item 2(c). Citizenship:
           Cavallo:
           --------
           New  York.
           Pine Ridge:
           -----------
           British Virgin Islands.
           First Investors:
           ----------------
           British Virgin Islands.

Item 2(d). Title of Class of Securities:
           Common Stock, $.01 par value (the "Common Stock").

Item 2(e). CUSIP Number:
           91347p105

Item 3. If this Statement Is Filed Pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Persons Filing are a:

          (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;
          (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
          (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
          (d) [ ] Investment company registered under Section 8 of the Investment Company Act;
          (e) [ ] An investment advisor in accordance with Rule
                  13-d(b)(1)(ii)(E);
          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 6 of 10

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] A church plan that is excluded from the definition of an investment company under Section (c)(14) of the Investment Company Act;
          (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.
          Provide the following information regarding the aggregate number and percentages of securities of the issuer identified in Item 1.

          Cavallo:
          --------

          (a) Amount beneficially owned:
               975,747 shares of Common Stock

          (b) Percent of class:
               4.5% (based on 21,509,610 shares of Common Stock outstanding, as reported on the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002).

          (c) Number of shares to which Cavallo has:
               (i)   Sole power to vote or direct the vote:
                     -0-

               (ii)  Shared power to vote or direct the vote:
                     975,747 shares of Common Stock

               (iii) Sole power to dispose or to direct the disposition of:
                     -0-

               (iv)  Shared power to dispose of or direct the disposition of:
                     975,747 shares of Common Stock

          Pine Ridge:
          -----------

          (a) Amount beneficially owned:
               603,521 shares of Common Stock

          (b) Percent of class:
               2.8% (based on 21,509,610 shares of Common Stock outstanding, as reported on the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002).

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 7 of 10

          (c) Number of shares to which Pine Ridge has:
               (i)   Sole power to vote or direct the vote:
                     -0-

               (ii)  Shared power to vote or direct the vote:
                     603,521 shares of Common Stock

               (iii) Sole power to dispose or to direct the disposition of:
                     -0-

               (iv)  Shared power to dispose of or direct the disposition of:
                     603,521 shares of Common Stock

          First Investors:
          ----------------

          (a) Amount beneficially owned:
               372,226 shares of Common Stock

          (b) Percent of class:
               1.7% (based on 21,509,610 shares of Common Stock outstanding, as reported on the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2002).

          (c) Number of shares to which First Investors has:
               (i)   Sole power to vote or direct the vote:
                     -0-

               (ii)  Shared power to vote or direct the vote:
                     372,226 shares of Common Stock

               (iii) Sole power to dispose or to direct the disposition of:
                     -0-

               (iv)  Shared power to dispose of or direct the disposition of:
                     372,226 shares of Common Stock

Item 5. Ownership of Five Percent or Less of a Class:
          If this statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person:
          Pursuant to an investment management agreement between Pine Ridge and Cavallo, Cavallo has the power to sell or vote on behalf of Pine Ridge, some or all of the shares of Common Stock to which this report relates. Pursuant to an investment management agreement between First Investors and Cavallo, Cavallo has the power to sell or vote on behalf of First Investors, some or all of the shares of Common Stock to which this report relates.

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 8 of 10

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.
          Not applicable.

Item 8. Identification and Classification of Members of the Group.
          See the Joint Filing Agreement attached as an exhibit hereto.

Item 9. Notice of Dissolution of a Group.
          Not applicable.

Item 10. Certification.
          By signing below, the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                  SCHEDULE 13G

CUSIP NO. 91347p105                                              Page 9 of 10
                             JOINT FILING AGREEMENT

     In accordance with rule 13d 1(k)(1) of the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G, and all amendments thereto, and that such statement, and all amendments thereto, is made on behalf of each of them.

     IN WITNESS WHEREOF, the undersigned hereby executed this agreement as of December 31, 2002.
                                 Cavallo Capital Corp.

                                 /s/ Avi Vigder
                                 --------------------------
                                 Name:  Avi Vigder
                                 Title: Managing Director


                                 Pine Ridge Financial, Inc.

                                 By: Cavallo Capital Corp., Investment Manager

                                 /s/ Avi Vigder
                                 --------------------------
                                 Name:  Avi Vigder
                                 Title: Managing Director


                                 First Investors Holdings Co., Inc.

                                 By: Cavallo Capital Corp., Investment Manager

                                 /s/ Avi Vigder
                                 --------------------------
                                 Name:  Avi Vigder
                                 Title: Managing Director

                                  SCHEDULE 13G
CUSIP NO. 91347p105                                              Page 10 of 10

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: As of December 31, 2002.

                                 Cavallo Capital Corp.

                                 /s/ Avi Vigder
                                 --------------------------
                                 Name:  Avi Vigder
                                 Title: Managing Director


                                 Pine Ridge Financial, Inc.

                                 By: Cavallo Capital Corp., Investment Manager

                                 /s/ Avi Vigder
                                 --------------------------
                                 Name:  Avi Vigder
                                 Title: Managing Director


                                 First Investors Holdings Co., Inc.

                                 By: Cavallo Capital Corp., Investment Manager

                                 /s/ Avi Vigder
                                 --------------------------
                                 Name:  Avi Vigder
                                 Title: Managing Director